Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports 2012 Year End Results

Englewood, CO – March 1, 2013 - Westmoreland Coal Company (NasdaqGM:WLB) today reported its results for fiscal year 2012.

Highlights:

•	Westmoreland delivered record revenue and Adjusted EBITDA in 2012

•	2012 revenues grew 19.7% to $600.4 million and Adjusted EBITDA grew 44.2% to $105.4 million

•	Operating income improved 171.7% to $28.9 million

•	2012 net loss applicable to common shareholders decreased to $8.6 million from $34.5 million in 2011

•	2012 operating cash flows of $57.1 million enabled $23.0 million buyback of 10.75% senior secured notes during the fourth quarter and a year-end cash position of $31.6 million

•	Net leverage ratio declined to 3.00

•	Expected production volume and Adjusted EBITDA growth in 2013

•
Westmoreland continued its strong safety performance achieving reportable and lost time incident rates approximately 67.9% and 42.5%, respectively, of the national averages for surface operations for the year ended December 31, 2012

“We built upon the strong trends established earlier in the year and delivered an excellent fourth quarter” said Keith E. Alessi, Westmoreland's CEO. “We achieved these results despite the fact that our major Beulah mine customer experienced an unexpected maintenance issue, which shut the plant down for the last seven weeks of the quarter. Fourth quarter adjusted EBITDA increased to $28.0 million, up 145.1% from the prior year. Fourth quarter operating income increased to $8.6 million, up 296.1% from the prior year. This contributed to our record 2012 results. During the quarter, we repurchased $23.0 million of our 10.75% senior secured notes and ended the year with a net leverage ratio of 3.00. At the time of the Kemmerer mine acquisition in January 2012, the proforma net leverage ratio was approximately 4.2. During 2012, we retired a total of $44.8 million in debt and incurred $42.7 million in debt-related interest expenses. We believe that our strategy of deleveraging is a sound one and, as we continue to do so, the related reduction in interest expense will improve our net income.”

“As we enter 2013, we expect revenue and costs per ton to be in line with those experienced in 2012. Although weather, maintenance and other issues impact our ultimate coal tonnage, we currently project that we will sell between 23.0 and 25.0 million tons in 2013, versus 21.7 million in 2012. If we are able to achieve these tonnages, we would expect adjusted EBITDA to fall in a range between $112.0 and $120.0 million. This range reflects the Beulah mine outage, which extended until February 14, 2013 and will impact first quarter 2013 results. We plan to spend between $23.0 and $28.0 million in capital expenditures and expect to continue to use any cash generated after interest expenses to retire debt.”

“We remain proud of our safety record, company-wide, and are particularly pleased with safety improvements made at the Kemmerer mine since the acquisition in early 2012.”

Westmoreland News Release	Page 1 of 7	March 1, 2013

Safety

2012 safety performance at Westmoreland mines was significantly better than national averages for surface operations, in line with our past experience.

	2012
	Reportable	Lost Time
Westmoreland	1.12	0.48
National Average	1.65	1.13
Percentage	67.9%	42.5%

In addition, Westmoreland received national and state safety awards and honors in 2012; including the prestigious National Mining Association's Sentinels of Safety Award for Exemplary Safety Performance at our Rosebud Mine and the Carolina Star Award, North Carolina's highest recognition for workplace safety at our ROVA power plant.

Financial Results

2012 Adjusted EBITDA increased to $105.4 million from $73.1 million in 2011. Westmoreland's revenues in 2012 increased to $600.4 million compared with $501.7 million in 2011. These improvements were driven by the acquisition and performance of the Kemmerer Mine, which offset challenging operating conditions including customer shutdowns, reduced demand due to increased wind generation and mild weather, and multiple unscheduled ROVA outages.

Westmoreland's 2012 net loss to common shareholders decreased by $25.9 million, from $34.5 ($2.61 per basic and diluted share) in 2011 to $8.6 million ($0.61 per basic and diluted share) in 2012. Excluding the impact of debt extinguishment in both 2011 and 2012, the net loss decreased by $7.6 million.

Q4 2012 Adjusted EBITDA increased to $28.0 million from $11.4 million in 2011, despite seven weeks of Q4 shutdown by the Beulah Mine's customer. Q4 2012 revenues increased to $159.0 million from $129.4 million in Q4 2011. Westmoreland's Q4 2012 net loss to common shareholders was $4.0 million and was impacted by the Beulah Mine's customer outage, a $2.0 million debt extinguishment loss, and $1.3 million of non-cash income tax expense.

Coal Segment Operating Results

The following table summarizes Westmoreland's 2012 and 2011 coal segment performance:

	Year Ended December 31,
			Increase / (Decrease)
	2012	2011	$	%
Revenues (in thousands)	$519,152	$414,928	$104,224	25.1%
Operating income (in thousands)	48,235	27,453	20,782	75.7%
Adjusted EBITDA (in thousands)	110,835	76,821	34,014	44.3%
Tons sold - millions of equivalent tons	21.7	21.8	(0.1)	(0.5)%

Westmoreland's coal revenues and Adjusted EBITDA both increased significantly during 2012 over prior year due primarily to the Kemmerer Mine acquisition which offset challenging operating conditions including customer outages and reduced demand due to increased wind generation and mild weather.

Westmoreland News Release	Page 2 of 7	March 1, 2013

Power Segment Operating Results

The following table summarizes Westmoreland's 2012 and 2011 power segment performance:

	Year Ended December 31,
			Increase / (Decrease)
	2012	2011	$	%
	(In thousands)
Revenues	$81,285	$86,785	$(5,500)	(6.3)%
Operating income	8,244	12,119	(3,875)	(32.0)%
Adjusted EBITDA	19,054	23,191	(4,137)	(17.8)%
Megawatts hours	1,477	1,607	(130)	(8.1)%

Westmoreland's power revenues and Adjusted EBITDA for 2012 decreased due to a large planned maintenance outage during the second quarter and other unscheduled outages during the year.

Nonoperating Results

Heritage cash expenditures continued to improve in 2012, decreasing from $15.2 million in 2011 to $14.8 million in 2012. Heritage expenses for 2012 also decreased due to favorable claims experience in our black lung and workers' compensation actuarial benefit calculations.

Corporate expenses for 2012 increased due to one-time executive recruiting and higher long-term compensation expenses. Interest expense for 2012 also increased to $42.7 million from $29.8 million in 2011 as a result of the Kemmerer acquisition debt issued in January 2012.

Cash Flow, Liquidity, and Leverage

2012 operating cash flows increased to $57.1 million, enabling the buyback of $23.0 million of 10.75% senior notes during the fourth quarter and a strong ending cash position of $31.6 million. Total debt repayment during 2012 was $44.8 million.

As of December 31, 2012, Westmoreland had total liquidity of $74.7 million, including cash on hand, and $23.1 million and $20.0 million of credit availability under the WML and corporate revolving lines of credit, respectively. Both of the credit facilities had no borrowings with one outstanding letter of credit in the amount of $1.9 million on the WML line.

During 2012, Westmoreland improved both its Gross Leverage Ratio and Net Leverage Ratio, with the Net Leverage ratio decreasing to 3.00.

Leverage Ratios	2012	2011
(in Millions)
Gross Debt	361.0	282.3
Less:
Cash & Cash Equivalents	31.6	30.8
Debt Service Reserves	13.1	11.7

Net Debt	316.3	239.8

Adjusted EBITDA	105.4	73.1

Gross Leverage	3.43	3.86
Net Leverage	3.00	3.28

Westmoreland News Release	Page 3 of 7	March 1, 2013

Conference Call

A conference call regarding Westmoreland Coal Company's 2012 results will be held on March 1, 2013, at 10:00 a.m. Eastern Time. Call-in instructions are available on our web site and have been provided in a separate news release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company's coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements, including that Westmoreland may not achieve the projected sales tons, adjusted EBITDA or capital expenditure targets.  Westmoreland cautions you against relying on any of these forward-looking statements.  They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	March 1, 2013

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Year Ended December 31,
	2012	2011	2010
	(In thousands, except per share data)
Revenues	$600,437	$501,713	$506,057
Cost, expenses and other:
Cost of sales	466,521	392,787	394,827
Depreciation, depletion and amortization	57,145	45,594	44,690
Selling and administrative	49,908	40,276	39,481
Heritage health benefit expenses	13,388	18,575	14,421
Loss on sales of assets	528	640	226
Other operating income	(15,925)	(6,785)	(8,109)
	571,565	491,087	485,536
Operating income (loss)	28,872	10,626	20,521
Other income (expense):
Interest expense	(42,677)	(29,769)	(22,992)
Loss on extinguishment of debt	(1,986)	(17,030)	—
Interest income	1,496	1,444	1,747
Other income (loss)	723	(2,572)	(2,587)
	(42,444)	(47,927)	(23,832)
Loss before income taxes	(13,572)	(37,301)	(3,311)
Income tax expense (benefit)	90	(426)	(141)
Net loss	(13,662)	(36,875)	(3,170)
Less net loss attributable to noncontrolling interest	(6,436)	(3,775)	(2,645)
Net loss attributable to the Parent company	(7,226)	(33,100)	(525)
Less preferred stock dividend requirements	1,360	1,360	1,360
Net loss applicable to common shareholders	$(8,586)	$(34,460)	$(1,885)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.61)	$(2.61)	$(0.17)
Weighted average number of common shares outstanding
Basic and diluted	14,033	13,192	10,791

Westmoreland News Release	Page 5 of 7	March 1, 2013

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Year Ended December 31,
	2012	2011
	(In thousands)
Cash Flow
Net cash provided by operating activities	$57,144	$44,735
Net cash used in investing activities	(123,534)	(33,639)
Net cash provided by financing activities	67,217	13,912

Total cash and cash equivalents	31,610	30,783

	December 31, 2012	December 31, 2011
	(In thousands)
Balance Sheet Data
Total assets	$936,115	$759,172
Total debt	360,989	282,269
Working capital deficit	(11,600)	(21,669)
Total deficit	(286,231)	(249,858)

Common shares outstanding	14,201	13,811

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Adjusted EBITDA by Segment
Coal	$110,835	$76,821	$81,681
Power	19,054	23,191	22,664
Heritage	(14,711)	(19,675)	(15,968)
Corporate	(9,746)	(7,221)	(6,761)
Total	$105,432	$73,116	$81,616

Westmoreland News Release	Page 6 of 7	March 1, 2013

	December 31,
	2012	2011	2010
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(13,662)	$(36,875)	$(3,170)

Income tax expense (benefit)	90	(426)	(141)
Other loss (income)	(723)	2,572	2,587
Interest income	(1,496)	(1,444)	(1,747)
Loss on extinguishment of debt	1,986	17,030	—
Interest expense	42,677	29,769	22,992
Depreciation, depletion and amortization	57,145	45,594	44,690
Accretion of ARO and receivable	12,189	10,878	11,540
Amortization of intangible assets and liabilities	658	657	590
EBITDA	98,864	67,755	77,341

Loss on sale of assets	528	640	226
Share-based compensation	6,040	4,721	4,049
Adjusted EBITDA	$105,432	$73,116	$81,616

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	March 1, 2013